EXHIBIT 10.2

      Description of Consulting Arrangement with DreamField Partners, Inc.


In April 2000, the Company entered into a consulting arrangement with DreamField Partners, Inc., a company owned by Bill L. Fairfield, a director of the Company. Under this consulting arrangement, DreamField Partners, Inc. provides consulting and advisory services to the SITEL Technology Services (STS) business unit of SITEL as reasonably requested by STS, for an equivalent of approximately two days per month. The Company pays DreamField Partners a consulting fee of $5,000 per month plus reimbursement of reasonable expenses incurred. The consulting arrangement continues month to month until terminated by either party.